Chief Executive Officer Bonus Terms for FY09 Under the Section 162(m) Executive Officer Performance-Based Bonus Plan

Plan Objective

The Chief Executive Officer Bonus Terms for fiscal year 2009 under the Sun Microsystems, Inc. ("Sun" or the "Company") Section 162(m) Executive Officer Performance-Based Bonus Plan (the "Plan") are designed to compensate the Chief Executive Officer (the "CEO") for contributions to Sun during the Company's fiscal year 2009. The Plan provides for annual cash bonus compensation based on achievement of objectively determinable performance goals against the Plan measures. The Plan is intended to qualify as "performance-based compensation" within the meaning of Section 162(m) of the Internal Revenue Code (the "Code").

Plan Year/Performance Period

The Plan year is the Company's fiscal year 2009. The performance period is the Company's fiscal year 2009.

Eligibility

These terms apply to the person serving as the CEO as of July 1, 2008. In order to receive a bonus payment with respect to the Plan year, the participant must be serving as the CEO as of the last business day of the fiscal year, except as provided below.

If the CEO retires, terminates employment due to disability, or dies during the performance period, the CEO may receive a prorated bonus (subject to the sole discretion of the Leadership Development and Compensation Committee (the "LDCC")) for the achievement of the performance goals for the portion of the performance period that the CEO provided services to Sun. If the CEO leaves Sun prior to the end of the fiscal year for any other reason, including but not limited to a reduction in force, voluntary resignation, or termination by Sun, the CEO will be ineligible for a bonus payment with respect to the performance period.

Annual Bonus Funding Percentage and Annual Maximum Bonus Funding Pool

The annual bonus funding percentage (the "Bonus Funding Percentage") under the Plan is 200% of the CEO's Annual Base Salary (as defined below) for fiscal year 2009 for each Company Performance Measure (as defined below), as follows:
Fiscal Year	Company Performance Measure	Bonus Funding Percentage
FY09	Revenue	200%
FY09	Operating Income	200%

The Plan funding is based on Company performance goals against the following equally weighted, independently measured, and independently funded financial measures (the "Company Performance Measures"):

  Fiscal Year 2009 Revenue Achievement (weighted 50%): If the threshold for the fiscal year 2009 Revenue Plan is achieved, the Plan funds at the Bonus Funding Percentage of 200% multiplied by the CEO's Annual Base Salary (capped at $2 million);

  Fiscal Year 2009 Operating Income Achievement (weighted 50%): If the threshold for the fiscal year 2009 Operating Income Plan is achieved, the Plan funds at the Bonus Funding Percentage of 200% multiplied by the CEO's Annual Base Salary (capped at $2 million).

Calculating Maximum Available Bonus Pool
Company Performance Measure	Amount funded if thresholds are achieved
FY09 Revenue	200% of Annual Base Salary, capped at $2 million
FY09 Operating Income	200% of Annual Base Salary, capped at $2 million

* Total maximum bonus funding under the Plan is capped at $4 million (the "Maximum Funded Amount").

Company Performance Measures Definition

Revenue: For purposes of calculating the bonus payment under the fiscal year 2009 Plan, "Revenue" is defined as net revenue as reported in the Company's consolidated operations analysis, adjusted to exclude certain items set forth in a schedule approved by the LDCC, as applicable.

Operating Income: For purposes of calculating the bonus payment under the fiscal year 2009 Plan, "Operating Income" is defined as operating income, calculated on a GAAP basis, adjusted to exclude certain items set forth in a schedule approved by the LDCC, as applicable.

Annual Strategic Goals for FY09: The annual strategic goals for FY09 are set forth in a schedule approved by the LDCC.

Annual Base Salary

Annual Base Salary with respect to fiscal year 2009 ("Annual Base Salary") will be the gross annual base salary as approved by the LDCC during the first fiscal quarter of the fiscal year relating to the Plan.

Annual Base Salary excludes expense reimbursements, car/transportation allowances, expatriate allowances, or other commissions and bonuses paid during fiscal year 2009.

Actual Bonus Awards

Upon conclusion of the performance period, the actual performance of the Company Performance Measures will be assessed against the thresholds for each Company Performance Measure. If the threshold level of performance is achieved for one or both of the Company Performance Measures, the bonus pool will fund accordingly up to the Maximum Funded Amount. The maximum bonus award that CEO may receive under the Plan for fiscal year 2009 is capped at $4,000,000.

The actual bonus award payable to the CEO is subject to the review by the LDCC of the CEO's overall performance for the respective performance period. In determining the CEO's actual bonus award, the LDCC, in its sole discretion, will review the performance against the Company Performance Measures and the Annual Strategic Goals, as well as consider other factors deemed appropriate for assessing the performance of the CEO, including individual and development goals established for the CEO by the LDCC.

The CEO's annual bonus target percentage for fiscal year 2009 if 50% of the Maximum Funded Amount (the "Bonus Target Percentage"). However, the LDCC, in its sole discretion and based on the CEO's performance, may award an actual bonus to the CEO in an amount between 0 - 100% of the Maximum Funded Amount. The Maximum Funded Amount is subject to reduction by negative discretion of the LDCC resulting in a decrease of the Maximum Funded Amount. In no event may the Maximum Funded Amount be increased.

Factors which the LDCC may consider in determining the actual bonus award may include, but are not limited to:

  Company Performance Measures;
  Annual Strategic Goals for Fiscal Year 2009; and
  Individual goals and other development goals as noted by the LDCC in the FY08 CEO review

Annual Strategic Goals for FY09 and individual and other development goals are set forth in a schedule approved by the LDCC.

Bonus Payment

The CEO bonus under the Plan is measured and paid on an annual basis. In the U.S., bonus awards are taxable income, and will generally be paid within two and one-half (2.5) months after the close of the fiscal year and, in any case, within the qualifying Short-term Deferral Period pursuant to Code Section 409A. Bonuses are paid in accordance with local payroll schedules in countries outside the U.S and are subject to local and regional tax provisions.

Sample Bonus Calculation

For purposes of this calculation, assume Annual Base Salary is $1,000,000 and the Bonus Target Percentage is 50%. Also assume the 100% achievement of the threshold for each of the Company Performance Measures has been satisfied. As a result, the total Bonus Funding Percentage is assumed to be 400%.

Total Bonus Funding Percentage		400%
Annual Base Salary	X	$1,000,000
Total Bonus Funding Available	=	$4,000,000
Bonus Target Percentage	X	50%
Actual Bonus Payment	=	$2,000,000

Communication of Results

With respect to the performance period during fiscal year 2009, results will be communicated as soon as administratively feasible after the Company's fiscal year financial results are publicly announced.

Administration of the Plan

The LDCC administers the Plan. Members of the LDCC must qualify as outside directors under Section 162(m) of the Code. The LDCC determines the performance goals that must be achieved before the actual bonus awards are paid. After the end of the performance period, the LDCC certifies in writing the extent to which the pre-established performance goals actually were achieved.

General Provisions and Plan Governance

This Plan is in all respects subject to the terms, definitions and provisions of Sun's Section 162(m) Executive Officer Performance-Based Bonus Plan, which is incorporated herein by reference.